EXHIBIT 99






          CONTACT:   Linda S. Lennox
                     Director of Corporate Communications and Investor
          Relations
                     Tel: (908) 719-4222
                     E-mail: llennox@nui.com


          FOR IMMEDIATE RELEASE


           NUI CORP. AFFILIATE, TIC ENTERPRISES, SELECTED BY U. S. POSTAL
                      SERVICE TO PROVIDE NATIONWIDE SALES FORCE

          Bedminster, NJ - December 6, 1999 -- NUI Corporation (NYSE:NUI) today announced that its sales outsourcing affiliate, TIC Enterprises, LLC (TIC), was chosen by the United States Postal Service (USPS) as the result of a competitive bidding process to nationally market its expedited delivery services, which include Priority Mail, Express Mail, Global Priority Mail and Express Mail International Service. In order to effectively meet delivery standards, the USPS divides the Country into four regional areas, with each region including three major metropolitan areas. The USPS awarded TIC the opportunity to market its services in all four regions of the Country. Based upon the initial rollout, which does not include secondary cities, the USPS projects that this contract could generate approximately $700 million in incremental revenue to the USPS over three years. The USPS expects to continue the expansion of this program throughout the entire United States during the same period.

          TIC President, James Greiff, stated, "TIC's excellence in providing an outstanding sales force is unmatched. This agreement represents a major step in the execution of our strategy to broaden our product mix beyond telecommunications offerings. Partnering with the USPS provides an additional marketplace for TIC to continue its rapid growth. Including this contract, TIC's total annual revenues could well exceed $200 million within three years."

          Greiff went on to add, "We take pride in aligning ourselves with organizations that provide high quality, reliable and competitively priced services, such as the USPS. We are honored to have been selected to assist the USPS in fulfilling its vision for the future."

          NUI President and Chief Executive Officer, John Kean, Jr., stated, "During the past five years, the demand for overnight and other expedited delivery services has dramatically increased due, in part, to the rapid growth of mail order businesses and e-commerce. The demand for these services is expected to continue to grow rapidly as more and more consumers choose to make purchases over the Internet. The USPS has made significant investments to strengthen its position as a leader in this market. We believe that our face-to-face sales strategy will uniquely position the USPS to capture a significant share of the expedited delivery market."

          For more than 10 years, TIC has successfully created, managed and expanded national sales forces for Fortune 100 clients. The USPS joins a list of world-class organizations that have chosen TIC to help them grow their businesses, such as Lucent Technologies, Nextel Communications, Qwest Communications and AT&T.

          NUI Corporation, based in Bedminster, NJ, owns 49 percent of TIC Enterprises. In addition, NUI operates natural gas utilities serving more than 370,000 customers in six states along the eastern seaboard. NUI also operates businesses involved in wholesale and retail energy sales; energy and environmental project development; energy consulting; telecommunications; and customer and geographic information systems and services.

          This press release contains forward-looking statements. These statements are based on our management's current expectations and information currently available and we believe the statements are reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. Whenever we use the words "expect", "believe", "project", "anticipate", "intend", "should", "could" or similar expressions, we intend to identify
          forward-looking statements.   We do not undertake any obligation
          to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.